Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-229515, 333-230966 and 333-237988) on Forms S-3 and (Nos. 333-191485 and 333-257633) on Forms S-8 of Ring Energy, Inc. of our report dated July 1, 2022, with respect to the consolidated financial statements of Stronghold Energy II Holdings, LLC, which report appears in the Form 8-K/A of Ring Energy, Inc. dated September 9, 2022.

/s/ KPMG LLP

Dallas, Texas

September 9, 2022